EXHIBIT 99.1

Domino’s Pizza Pays Down $109 million, or 12%, of Debt

Transaction Results in Lower Interest Costs and Improved Leverage Ratio

Ann Arbor, Mich., August 24, 2004: Domino’s Pizza (NYSE: DPZ) the recognized world leader in pizza delivery, announced that it completed the transaction to purchase $109.1 million of its 8.25% senior subordinated notes due 2011. The debt retirement was previously announced as the use of primary proceeds from the company’s July IPO. The debt retirement transaction was completed on August 16, 2004.

Harry J. Silverman, Domino’s Executive Vice President and Chief Financial Officer, said, “Lowering our debt by nearly $110 million will reduce our interest expense by approximately $9 million on an annual basis, and takes our leverage ratio to under 4 times EBITDA. Although our strong and stable cash flow enables us to operate at much higher debt levels, we felt this de-leveraging activity was an appropriate strategy for our newly-public company.”

Management noted that, following the company’s IPO, and its stated intent to de-lever with IPO proceeds, Moody’s Investors Service upgraded Domino’s subordinated debt credit rating from “B3” to “B2.” Standard & Poor’s, who currently has a B- rating on Domino’s senior subordinated notes, also changed the company’s outlook from “stable” to “positive.”

About Domino’s Pizza:

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,530 franchised and Company-owned stores in the United States and more than 50 countries. Domino’s Pizza, named a Megabrand by Advertising Age magazine, had Company-owned store and franchise retail sales of nearly $4.2 billion in 2003. Domino’s Pizza was named “2003 Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2003, Domino’s became the “Official Pizza of NASCAR.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

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